September 10, 2007

Donald Muir
53 Shore Road
Winchester, MA 01890

Dear Don,

On behalf of Lionbridge Technologies, Inc. (“the Company”) I am pleased to offer you the position of Chief Financial Officer, based at our Waltham headquarters, reporting to Rory Cowan, Chairman, CEO and President. This letter is provided to you to summarize the terms and conditions of your “at will” employment, and is not intended to be, and should not be construed as, an employment contract. The details of our offer are outlined below:

•	Base Salary. Your starting gross base salary will at the rate of $300,000 per annum. Payroll payment periods are currently bi-weekly and are subject to change at Company discretion.
•	Stock Options. Subject and conditioned on the approval by the Company’s
Board of Directors, Lionbridge will grant you stock options to purchase
160,000 shares of Lionbridge common stock at the then-current fair market value on the date of grant. These options will be granted under, and be subject to the terms of the Company’s 2005 Stock Incentive Plan. Such options vest at the rate of 25% on the first anniversary of grant date, and an additional 12.5% will vest each six-month period thereafter, provided you are employed by Lionbridge on such dates. The specific terms and conditions of such Stock Option grant will be set forth in, and governed by, the Company’s standard form of Stock Option Agreement.
•	Restricted Stock. Subject to approval by the Company’s Board of
Directors, Lionbridge will grant you 60,000 shares of restricted stock under the Company’s 2005 Stock Incentive Plan. Restrictions on these shares will lapse at the rate of 25% on each anniversary of the date of grant, provided you are employed by Lionbridge on such dates. The specific terms and conditions of such Restricted Stock grant shall be set forth in, and governed by, the Company’s standard form of Restricted
Stock Agreement.
•	Incentive Compensation: You are eligible to participate in the Management
Incentive Plan (MIP) with a target bonus for 2007 of 60% of your base salary, pro-rated from your date of hire. Payment of any incentive compensation under the MIP is dependent on achievement of company performance targets relating to revenue and profitability, and achievement of personal objectives, all as established and determined by the Board of Directors. The Board of Directors will determine achievement of these targets in its sole discretion. Notwithstanding the foregoing, with respect to 2007 performance, you will receive a minimum incentive compensation payment under the MIP of 50% of your pro-rated target bonus. The MIP is subject to amendment, modification or discontinuance in the sole discretion of the Board of Directors.
•	Confidentiality Agreement. You will be required to sign the enclosed Business Protection Agreement (“BPA”) that sets forth your obligations of confidentiality among other topics.

•	Executive Benefits. Effective on the first day of the month after you begin employment, you and eligible members of your immediate family will be able to participate in our comprehensive executive benefits program that currently includes a medical and dental plan, life and disability insurance, 401(k) plan, long term care insurance and pre-paid legal/identity theft coverage. The coverage and protections afforded by these programs will be discussed with you at your orientation meeting.

•	Vacation. Your vacation eligibility will be four weeks per full calendar year. Vacation time does not accrue and is not carried over into subsequent years.
•	Separation from Employment: Although you will be employed on an “at will basis,” should Lionbridge terminate your employment for reasons other than those identified below, you will be eligible for base salary continuation as follows:

Duration of Employment with Lionbridge	Base Salary Continuation
0-3 months	none

Greater than 3 months to 6 months	3 months

Greater than 6 months to 12 months	6 months

Greater than 12 months	12 months

Exceptions to Severance: If Lionbridge terminates your employment for any of the following reasons, you will not be entitled to receive any severance or salary continuation: gross misconduct; theft, fraud or breach of fiduciary duties to the Company; performance issues that are not cured within 30 days of written notice; dishonesty, embezzlement or misappropriation of Company assets; violations of federal or state securities laws; breach of your BPA or any other unauthorized disclosure by you of confidential information of the Company; or conviction of a felony; or misrepresentation of your credentials.

If you choose to terminate your employment for any reason, Lionbridge has no obligation to provide you any severance or other benefits, other than any base salary and vacation earned but unpaid and accrued through the date of termination.

All severance payments will be conditioned on your execution of a release of all claims in a form acceptable to Company counsel.

•	Change of Control. You initially will be eligible to participate in the Lionbridge Change of Control Plan (the “COC Plan”) and will receive the Company’s standard Change of Control Agreement under the terms of the Plan, subject to the following adjustments based on the duration of your employment with Lionbridge prior to any occurrence of a Change of Control:

Continuation of Medical,
Duration of	Employment	Cash Severance	Disability and Life
Employment	Protection Period	Benefits	insurance coverage
0-3 months	3 months	25% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	3 months continued coverage

Greater than 3 months to 6 months	6 months	50% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	6 months continued coverage

Greater than 6 months to 12 months	9 months	75% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	9 months continued coverage

Greater than 12 months	18 months	150% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	18 months continued coverage

•	Your start date is scheduled to be September 17, 2007.

This offer is subject to completion of the following:

•	Formal reference checks

•	Criminal/credit background checks

•	Fair credit reporting act documents

•	Verification of authorization to work (as described below)

Due to the Immigration Reform and Control Act of 1986, employers need to verify authorization to work in the United States. Enclosed is US Department of Justice Form I-9 that must be completed and returned to Human Resources within three business days after your start date. Please come prepared on your first day with verification documents as shown on page 2 of that form, under “Lists of Acceptable Documents.”

Don, we believe you have a good understanding of the position as it was described to you in your interviews and are truly optimistic about the potential represented by this opportunity, as well as the contribution we feel you will make to the long term growth of Lionbridge. We would like to remind you, however, that employment with the Company is at will, meaning that either the Company or you may terminate the employment relationship at any time, for any lawful reason, with or without prior notice.

To accept our offer, please sign your name in the designated space on the last page of the BPA, and return the original to me. The BPA will be countersigned and a copy of the fully executed document will be returned to you for your records.

If you have any questions, please contact me. We look forward to working with you and to your contribution to the continued success of our company.

Welcome to the team!

Sincerely,

/s/ Rory Cowan
Rory Cowan
Chairman and Chief Executive Officer

ATTACHMENTS:

• •	Business Protection Agreement Change of Control Agreement

EMPLOYMENT AND BUSINESS PROTECTION AGREEMENT

We, Lionbridge Technologies, Inc. (“Lionbridge” or “we”) and you, Donald Muir, (“you”) have agreed to enter into the following Employment and Business Protection Agreement (“Agreement”). In consideration of your employment as an employee with LIONBRIDGE, the opportunities for advancement that such employment may provide you, the compensation paid to you by LIONBRIDGE and other good and valuable consideration, you and we agree as follows:

AGREEMENT

1. Terms of Engagement. We agree to employ you and you agree to be employed for the terms and on the conditions stated in this Agreement. Your employment will begin September 17, 2007 in the position of Chief Financial Officer. This is a full time exempt position. You agree to perform at all times, faithfully, industriously, and to the best of your ability, all duties and functions consistent with your position that you may be called upon to perform and to abide by any general employment guidelines or policies adopted by us as they may be implemented and/or amended from time to time. We may from time to time in our discretion modify your position and/or job title. You understand and agree that your employment relationship with us is an at-will relationship and that either you or we may terminate the relationship with or without notice or cause, at any time during the course of your employment with us. You further understand that at all times when you are performing services under this Agreement, your sole employer is LIONBRIDGE, even if you work closely with or take direction from another entity.

2. Compensation. Compensation for your services to LIONBRIDGE shall be $300,000 on an annualized basis, minus lawful withholdings, payable according to our normal payroll practices. We may from time to time at our discretion modify your compensation.

3. Employee Benefits. You shall be eligible for employee benefits provided to employees at your level, including, if provided, medical, dental, and disability insurance and paid sick leave and PTO according to the terms provided by us to other employees of your level. Such benefits may be amended or discontinued by us at any time.

4. Confidential Information.

a. Definition. You understand that during the course of your employment with LIONBRIDGE, you will have access to Confidential Information, the ownership and confidential status of which are highly important to LIONBRIDGE. You further acknowledge and agree that the term “Confidential Information” shall mean any information of LIONBRIDGE (including any parent, subsidiary, predecessor, successor, or otherwise affiliated corporation, partnership or other business enterprise), whether or not in written form, which has not been previously disclosed to the general public by LIONBRIDGE and which is either designated or treated by LIONBRIDGE as confidential or proprietary, or which LIONBRIDGE is obligated to keep confidential because it has been provided by people or entities other than LIONBRIDGE. Consistent with the definition set forth above, the term “Confidential Information” shall include, but is not limited to, LIONBRIDGE’s: trade secrets; product, research and development information; inventions; methods of conducting or obtaining business, including but not limited to, methods of marketing, client acquisition and development, billing for services, and compensation; corporate documents, plans or manuals; finances; legal affairs; labor reports; identified locations for new operations; actual or prospective (if known to you) clients, customers, or investors (collectively “Corporate Contacts”); and other information marked, designated and/or treated by LIONBRIDGE as confidential.

b. Protections. You agree to hold all Confidential Information in a fiduciary capacity and to exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure, and shall take all steps reasonably necessary to maintain the confidentiality thereof. You shall not, directly or indirectly, either during the term of your employment (except as required in the normal course of the performance of your duties), or at any time after your employment is terminated for any reason: (i) disclose or furnish to any person, corporation or other entity, or use in your own or in any other person’s business, any Confidential Information; (ii) utilize Confidential Information for the gain, advantage, or profit of anyone other than LIONBRIDGE; (iii) remove any Confidential Information from LIONBRIDGE’s premises; or (iv) take advantage of any business opportunity which, because of Confidential Information obtained in your employment capacity or as a result of your employment, you know LIONBRIDGE may or is likely to consider.

c. Subpoenas. If you are served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information, you agree to immediately notify LIONBRIDGE in order that LIONBRIDGE may take such action as it deems necessary to protect its interests.

5. Non-Solicitation of Clients and Corporate Contacts.

a. Employees. Unless you receive the prior express written consent of LIONBRIDGE, you shall not during the term of your employment and for twelve (12) months after termination of your employment, induce or attempt to induce, directly or by assisting others, any person who is in the employment of LIONBRIDGE to leave such employment for the purpose of accepting other employment with or providing services to a person or entity that provides products or services that are competitive with LIONBRIDGE.

b. Corporate Contacts. Unless you receive the prior express, written consent of LIONBRIDGE, you shall not, during the term of your employment and for twelve (12) months after termination of your employment, for purposes of providing products or services that are competitive with LIONBRIDGE, solicit or attempt to solicit, directly or by assisting others, any work, services, goods, or other business from any of Corporate Contacts (as defined in Paragraph 4) of LIONBRIDGE.

6. Need for and Scope of LIONBRIDGE Protections.

a. Need for LIONBRIDGE Protection. You recognize and acknowledge that: (i) LIONBRIDGE’s Confidential Information is and shall continue to be the exclusive and permanent property of LIONBRIDGE, whether or not prepared in whole or in part by you, and whether or not disclosed or entrusted to you in connection with your duties for LIONBRIDGE; (ii) Confidential Information shall not be deemed disclosed to the public due to its being disclosed to you, to any past, present, or potential employees of LIONBRIDGE or to any Corporate contact; (iii) LIONBRIDGE has a vital and substantial interest in maintaining the confidentiality of its Confidential Information, in maintaining a stable work force, in continuing its relationships with its Corporate Contacts, in remaining in business, and in avoiding or minimizing any disruption of, damage or impairment to, or interference with its business; and (iv) the Confidential Information and Corporate Contacts that you will obtain as a result of your employment with LIONBRIDGE are special and unique to LIONBRIDGE, and any breach by you of any of the terms and covenants of this Agreement will result in irreparable and continuing harm to LIONBRIDGE for which there will be no adequate remedy at law.

b. Scope of LIONBRIDGE Protection. You understand that LIONBRIDGE is a multi-national corporation that does business all over the world. In your employment with LIONBRIDGE, you may perform services in more than one city, county, state or country, and may have access to Confidential Information that pertains not only to the specific area in which you live and/or work but also to other areas in which LIONBRIDGE does business. You agree that LIONBRIDGE protections stated in this Agreement are intended to protect LIONBRIDGE to the fullest extent of the law in all of the geographical areas in which LIONBRIDGE does business or is actively contemplating doing business. You further expressly acknowledge and agree that each of LIONBRIDGE protections stated herein is intended to be as broad as may be permitted under the provisions of applicable law. You further acknowledge and agree that if any of the protections herein are deemed unenforceable, the unenforceability of any one or more LIONBRIDGE protections stated herein (or any portion thereof), shall not affect the enforceability of any other protection (or portion thereof) stated herein.

7. Inventions/Ownership of Intellectual Property.

a. You agree that LIONBRIDGE shall be the sole and exclusive owner of all material, concepts, inventions, improvements and Confidential Information whether patentable or not that you prepare, develop, work on or make (whether alone or jointly with others) during your employment with LIONBRIDGE and for a period of six (6) months thereafter, and of all related rights (including but not limited to copyrights, trademarks and patents) and proceeds. To the extent applicable, all such material, concepts, inventions, improvements and Confidential Information will constitute “works made for hire” under applicable copyright laws with all copyrights in the work owned by LIONBRIDGE. You shall execute all necessary assignments to vest ownership of such materials, concepts, inventions, improvements and confidential information in LIONBRIDGE to obtain applicable copyright, trademark, patent or similar protection in its name.

b. Notice. As provided by RCW 49.44.140 and any other applicable law, you understand that the provisions of this paragraph do not apply to any inventions, materials, concepts or improvements created by you for which no equipment, supplies, facilities or trade secrets information of LIONBRIDGE was used and which was developed entirely on your own time, unless: (i) the invention, material, concept or improvement relates directly to the business of LIONBRIDGE, or to LIONBRIDGE’s actual or demonstrably anticipated research and development:; or (ii) the invention, material, concept or improvement results from any work performed by you for LIONBRIDGE.

c. Attached to this Agreement as Exhibit A is a list and description of all patented and unpatented inventions (including those for which patent applications are pending), which you have made, conceived, or first reduced to practice prior to your employment with LIONBRIDGE, which you desire to remove from the operation of this Agreement. You acknowledge and agree that except for those inventions included on Exhibit A, all other inventions you make, conceive or reduce to practice while employed by LIONBRIDGE, including without limitation, any modifications or improvements to inventions listed on Exhibit A, are subject to the terms of this Agreement. If Exhibit A is blank, then you represent you have made no such inventions at the time of signing this Agreement.

8. LIONBRIDGE Property. All records, files, manuals, lists of clients, forms, materials, supplies, computer programs or other software, computer hardware, tapes, disks or other magnetic media, documents, notes, video or audio tapes or recordings, Confidential Information and other materials furnished to you by LIONBRIDGE, used on its behalf, or generated or obtained during the course of your employment with LIONBRIDGE remain the property of LIONBRIDGE. You understand that you are only a holder of this property for the sole use and benefit of LIONBRIDGE and will take all reasonable precautions to safely keep and preserve such property, except as consumed in the normal business operation of LIONBRIDGE. Upon termination of your employment with LIONBRIDGE, and at any other time upon LIONBRIDGE’s request, you agree to deliver as soon as reasonably possible to LIONBRIDGE, or its authorized representative, all of LIONBRIDGE’s property, including all copies thereof, then in your possession or control. You agree, except for LIONBRIDGE’s use, not to make or cause to be made any copies, duplicates, facsimiles or other reproductions, or abstracts or summaries, of any such materials or objects, or remove any such materials or objects from LIONBRIDGE’s possession. Any personal property of yours acquired prior to your employment with LIONBRIDGE or subsequently purchased at your personal expense for your personal use, remains your property.

9. Disclosure of Prior Restrictions. You understand that LIONBRIDGE is not employing you in order to obtain any information which is the property of any previous employers or any other person or entity for whom you have performed services and represent that you are not currently subject to any restriction which would prevent or limit you from carrying out your duties for LIONBRIDGE. You agree that you will not take any action on behalf of LIONBRIDGE that would violate a prior restriction or agreement to which you are subject, you will notify LIONBRIDGE immediately if any such restriction or situation should arise and you will fulfill all obligations to present or former employers and others during your service to LIONBRIDGE.

10. Resolution of Claims.

a. Both you and we mutually consent to the resolution by arbitration, pursuant to the then current applicable Model Employment or Commercial Arbitration Rules of the American Arbitration Association of all claims or controversies (“Claims”), arising out of or related to this Agreement and your employment (or termination of employment), that we may have against you or that you may have against us (including any parent, subsidiary, or otherwise affiliated corporation, partnership or other business enterprise and all of its or their officers, directors, assigns, predecessors, subsidiaries, affiliates, employers, employees representatives and agents); including, but not limited to, Claims for wages, other compensation, wrongful termination, other wrongful employment actions, breach of contract, tort, discrimination, benefits, or violation of any federal, state, or governmental law, statute, regulation or ordinance; provided that Claims that you may have for workers’ compensation or unemployment compensation benefits, or any administrative charge of discrimination you may file, and Claims we may have for violations of Paragraph 4-9 of this Agreement shall not be subject to arbitration pursuant to this Paragraph.

b. Either of us may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Both we and you agree that neither shall initiate or prosecute any lawsuit or administrative action in any way related to any Claim covered by this Paragraph.

c. All costs of arbitration shall be borne equally by both parties, except where an arbitrator determines that applicable law requires otherwise to maintain the enforceability of this Paragraph. In such a case, LIONBRIDGE shall have the option of either paying the proportion of the costs designated by the arbitrator or determining that the matter shall be excepted from the provisions of this Paragraph that require arbitration of Claims.

11. Choice of Law. Due to the location of LIONBRIDGE’s corporate headquarters in the State of Massachusetts, the important role played by such corporate office in determining the terms and conditions of employees’ employment and the need for predictability in the employment relationship, you agree that this Agreement and all actions or suits hereunder shall be governed by and construed in accordance with the substantive and procedural laws of the Commonwealth of Massachusetts and this Agreement shall be considered to be a sealed instrument under Massachusetts law. Any claims arising under this Agreement shall be instituted and commenced and venue shall be exclusively in the Commonwealth of Massachusetts, or the United States District Court for the District of Massachusetts. You waive the right to change such venue (except for by mutual consent) and hereby consent to the jurisdiction of such courts for such Claims. You waive the right to change such venue (except for by mutual consent) and hereby consent to the jurisdiction of such courts for such Claims.

12. Assignability. You acknowledge that your contractual obligations under this Agreement are personal and neither the rights nor obligations under this Agreement may be assigned or transferred by you to any other person. You understand and agree that this Agreement will bind and benefit any successor, subsidiary, parent or affiliate (collectively “successors”) of LIONBRIDGE, whether by merger, sale of assets, reorganization, reassignment or other form of business acquisition, disposition, reorganization or reassignment.

13. Enforcement of Agreement. You understand that LIONBRIDGE’s failure to insist upon strict compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of that right or power at any other time. If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality and enforceability of all remaining provisions shall not in any way be affected or impaired and all provisions shall be enforceable to the fullest extent permitted under applicable law.

14. Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be given any effect in the construction or interpretation hereof.

15. Entire Agreement. You understand that this Agreement contains your entire Agreement with LIONBRIDGE with regard to the terms and conditions of employment and shall terminate and supersede any prior written or oral Agreements or understandings between LIONBRIDGE and you regarding the same. No waiver, amendment or modification of this Agreement or any portion thereof, including any future representations that are inconsistent with the terms set forth herein, will be valid unless made in writing and duly executed by you and the President and CEO of LIONBRIDGE.

16. Attorney Fees. The prevailing party in any suit or action to enforce this Agreement, or any term hereof, shall be entitled to recover all its costs and expenses incurred in connection with such suit or action, including without limitation reasonable attorney’s fees, and other fees and costs incurred at all levels and proceedings.

17. Survival. Not withstanding any term or provision in this Agreement to the contrary, you understand that the rights and obligations pursuant to this Agreement shall survive the termination of your employment with LIONBRIDGE and shall inure to the benefit of any successor of LIONBRIDGE.

18. Understanding. By signing below, you acknowledge that you have carefully read all of the provisions of this Agreement and agree that they are reasonable and necessary for the protection of LIONBRIDGE’s business, which has agreed to enter into and/or continue an employment relationship with you based on your agreeing to enter into this Agreement. Your further understand that your employment relationship with LIONBRIDGE is at will, and nothing in this Agreement suggests or signifies otherwise.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement with the full understanding of its meaning and significance, voluntarily and free of duress or any other encumbrance.

LIONBRIDGE TECHNOLOGIES, INC.

Donald Muir

By: Rory Cowan

(Printed Name of Employee) (Date)

Its: CEO

/s/ Donald Muir

(Signature of Employee)

EXHIBIT A

As referenced in Paragraph 7(c) of this Agreement, the following inventions are those which I created prior to my employment with LIONBRIDGE which I desire to remove from the operation of this Agreement: NONE

1.

2.

LIONBRIDGE TECHNOLOGIES, INC.
AGREEMENT

This is an AGREEMENT entered into between Lionbridge Technologies, Inc. (the

“Company”) and Donald Muir (“Executive”) effective as of the 17th day of September, 2007

WHEREAS, the Board of the Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to foster the Company’s ability to retain key management personnel; and

WHEREAS, the Board recognizes that, as is generally the case with publicly-held corporations, the possibility of a Change of Control (as defined herein) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board intends for this Agreement to provide protection for its executive officers in general, for so long as such officers remain in the employment of the Company, against the exigencies of a Change of Control, but not to otherwise provide assurance of or rights to continued employment; and

WHEREAS, should the possibility of a Change of Control arise, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of such possible Change of Control, to advise management and the Board as to whether such Change of Control would be in the best interests of the Company and to take such other actions as the Board might determine to be appropriate; and

WHEREAS, this Agreement is not intended to alter the rights of the Executive in the absence of a Change of Control with respect to his or her employment by the Company or his or her compensation and benefits in connection with such employment and, accordingly, this Agreement, although taking effect as provided below, will be operative only upon a Change of Control.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Term; Employment Protection Period; Transition Rules.

(a)	The term during which this Agreement (the “Agreement”) (the “Term of the Agreement”) will begin on September 17, 2007 (the “Effective Date”) and will remain in effect until terminated by a vote of the majority of the Board of Directors. If a Change of Control (as defined in Exhibit A) occurs during the Term of the Agreement, the Agreement will remain in effect until all obligations hereunder have been discharged. Subject to the Transition Rules set forth in Section 1(b) below, the period starting on the date of such a Change of Control and ending on the 18 month anniversary of the Change of Control will be a “Employment Protection Period” under the terms of this Agreement.

(b)	Anything to the contrary herein or in the Plan notwithstanding, the following transition rules (the “Transition Rules”) shall apply relative to the duration of your employment as Chief Financial Officer of the Company, and where used in this Agreement, the term “Employment Protection Period” shall be modified to take into effect these Transition Rules and the Severance Benefits set forth in this Agreement shall be adjusted to take into effect these Transition Rules:

Continuation of Medical,
Duration of	Employment	Cash Severance	Disability and Life
Employment as CFO	Protection Period	Benefits	insurance coverage
0-3 months	3 months	25% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	3 months continued coverage

Greater than 3 months to 6 months	6 months	50% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	6 months continued coverage

Greater than 6 months to 12 months	9 months	75% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	9 months continued coverage

Greater than 12 months	18 months	150% of base salary plus target bonus; pro-rata portion of target bonus for year of termination	18 months continued coverage

2.	Definition of a Change of Control. “Change of Control” has the meaning set forth in Schedule A hereto.

3. Termination of Employment; Severance Benefits.

3.1 Terminability of Employment. If Executive’s employment terminates during the Employment Protection Period set forth in this Agreement following a Change of Control, the parties will be required to discharge the applicable obligations described in this Section 3 and elsewhere in this Agreement. If Executive’s employment terminates at any time other than during the applicable Employment Protection Period following a Change of Control, Executive will have no rights under the Agreement.

3.2 Termination upon Death or Disability. If Executive ceases to be an employee of the Company as a result of death or disability, the Company will have no further obligation or liability to Executive hereunder other than for Base Salary earned and unpaid at the date of termination and compensation for accrued vacation, and the Term of the Agreement will end when those amounts are paid. However, nothing in this Agreement is intended to interfere with the rights of Executive and his family or beneficiaries under other applicable plans, policies or arrangements of the
Company. For purposes of this Section 3.2, the Company may terminate
Executive’s employment for “disability” if, because of physical or mental incapacity, Executive is unable for a period of 90 consecutive days to perform the material duties of his position and it is determined by a qualified physician chosen by the Company (and, if during a Employment Protection Period, approved by the Executive or his conservator) to be probable that such incapacity will continue for an additional 60 consecutive days.

3.3 Termination by the Company for Cause or by Executive Without Good
Reason. If the Company terminates Executive’s employment for Cause (as defined in this Section 3.3) or if Executive terminates his employment other than for Good Reason (as defined in this Section 3.3), the Company will have no further obligation or liability to Executive hereunder other than for Base Salary earned and unpaid at the date of termination and compensation for accrued vacation, and the Term of the Agreement will end when those amounts are paid.

“Cause” means (a) willful malfeasance or gross negligence in the performance by Executive of his duties, resulting in harm to the Company,
(b) fraud or dishonesty by Executive with respect to the Company, or (c)
Executive’s conviction of a felony.

“Good Reason” means (i) a material reduction in the Executive’s total compensation, including but not limited to (a) a reduction of the Executive’s base salary below the level in effect immediately prior to the Change of Control without the
Executive’s prior written consent, (b) a reduction in the Executive’s target annual bonus opportunity below the level in effect immediately prior to the Change of Control without the Executive’s prior written consent, (c) discontinuation of participation in any compensation plan that is maintained following the Change in Control in which the Executive participated immediately prior to the Change of Control without the Executive’s prior written consent, or (d) exclusion from participating in compensation programs that are customarily offered to senior executives, (ii) relocation of the Executive’s principal place of work to a location more than 50 miles from its location immediately prior to the Change of Control or (iii) change in title or responsibilities below the level in effect immediately prior to the Change of Control without the Executive’s prior written consent.

3.4 By the Company Without Cause or By Executive for Good Reason.

(a) Entitlement to Severance Benefits. If, during the Term of the

Agreement, the Company terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, the Company will, subject to Section 4 below, provide severance benefits to Executive as set forth below in Section 3.4(b), subject to the Transition Rules.

(b) Severance Benefits Following a Change of Control. If the

termination occurs during a Employment Protection Period, the Company will provide severance benefits (subject to the Transition Rules) to Executive as follows:

(i) The Company will pay to Executive within 30 days of the

termination a lump-sum cash amount equal to 150% of sum of the Executive’s annual Base Salary in effect immediately prior to the termination (or, if his Base Salary has been reduced within 60 days of the termination or at any time after the Change of Control, his Base Salary in effect prior to the reduction) plus the Executive’s then current annual target bonus.

(ii) The Company will also pay to Executive within 30 days of the termination a pro-rata portion of his target bonus for the year of termination.

(iii) The Company will continue for a period of 18 months from the date of termination to provide Executive with family medical, disability and life insurance coverage at the level in effect immediately prior to the Change of Control. To the extent the Company is unable to provide such benefits to an Executive under its existing plans and arrangements, it will either arrange to provide the Executive with substantially similar benefits upon comparable terms or pay the Executive cash amounts equal to the Executive’s cost of obtaining such benefits.

(c) Option Acceleration. Notwithstanding any contrary provision of the plans or arrangements under which they are granted, upon a Change of Control and irrespective of a termination of employment, (A) 50% of the options to purchase Company stock held by Executive will immediately become exercisable and the remaining 50% of the options to purchase Company stock held by Executive will become exercisable on the six month anniversary of the date of the Change of Control, and (B) all restricted stock held by Executive under restricted stock plans and arrangements

4. Limitations on Severance Benefits.

4.1 Section 280G. The payment to each Executive under Section 3 of this Agreement shall be made without regard to whether the deductibility of such payment (or any other “parachute payments,” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), to or for the benefit of such Executive) would be limited or precluded by Section 280G and without regard to whether such payment (or any other “parachute payments” as so defined) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided that if the total of all “parachute payments” to or for the benefit of any Executive, after reduction for all federal, state and local taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the “Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Plan or any “parachute payments” under other agreements or arrangements between the Executive and the Company, then the amount payable under this Plan (or the “parachute payment” under such other agreement or arrangement as the Company and the Executive shall mutually determine) shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent each payment under this Plan (or the “parachute payment” under such other agreement or arrangement) is required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by its independent certified public accounting firm. In the event of any underpayment or overpayment under this Plan (or such other agreement or arrangement) as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

4.2 Section 409A. No payment that may be made pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code may be accelerated or deferred by the Company or the Executive. Notwithstanding anything herein (or in any other agreement or arrangement between the Executive and the Company) to the contrary, to the extent that any of the payments to be made hereunder constitute nonqualified deferred compensation within the meaning of Section 409A and the Executive is a “specified employee”, then upon his or her termination (as defined in Section 409A), any such payment shall be delayed until the date that is six months and one day following the Executive’s termination date if, absent such delay, such payment would be subject to penalty under Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any payments under this Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that Section.

5. Withholding. All payments required to be made by the Company to
Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

6. Fees and Expenses. In the event of Executive’s termination of employment during a Employment Protection Period, the Company will pay any and all fees and expenses (including legal fees and other costs of arbitration or litigation) that may be incurred by Executive in enforcing his rights under this Agreement.

7. No Duty to Mitigate. Benefits payable under this Agreement as a result of termination of Executive’s employment will be considered severance pay in consideration of his past service and his continued service from the
Effective Date, and his entitlement thereto will neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment.

8. Confidentiality and Exclusivity. Executive agrees to maintain the confidentiality of the Company’s (and its related entities and projects)
books, records, financial information, technical information, business plans and/or strategies, and other confidential matters unless required to make disclosure in the performance of his duties for the Company or as a result of a legal proceeding or other legally mandated cause. The parties recognize and agree that should the Company be required to pursue a claim against
Executive under this Section 8, the Company will likely be required to seek injunctive relief as well as damages at law. Accordingly, Section 10,
Arbitration, will not apply to any action by the Company against Executive for violation of this Section 8. Executive agrees for purposes of any disputes arising under this Section 8 to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of
Massachusetts.

9. Arbitration. Except as otherwise provided in Section 8, any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, or any claim arising out of or relating to Executive’s employment by the Company that is not resolved within ten days by the parties will be settled by arbitration in
Boston, Massachusetts, in accordance with the rules of the American
Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and Executive agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Upon request the arbitrator(s) shall submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 9..

10. Rights of Survivors. If Executive dies after becoming entitled to benefits under Section 3 following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that has been designated by Executive in writing (the
“beneficiary”), or if none, to Executive’s estate, (b) all applicable insurance coverage will be provided to Executive’s family as though
Executive had continued to live, and (c) any stock options that become exercisable under Section 3.4 will be exercisable by the beneficiary, or if none, the estate.

11. Successors. This Agreement will inure to and be binding upon the
Company’s successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This
Agreement is not otherwise assignable by the Company.

12. Subsidiaries. For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to “Company” include such corporations or other entities where appropriate in the context.

13. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

14. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

15. Controlling Law. This Agreement will be controlled and interpreted pursuant to Massachusetts law.

16. Notices. Any notices required or permitted to be sent under this
Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to the Company:

Lionbridge Technologies, Inc.
1050 Winter Street, Suite 2300
Waltham, MA 02451

If to Executive:

Donald Muir
53 Shore Road
Winchester, MA 01890

Either party may change its address for receiving notices by giving notice to the other party.

In witness whereof, the parties hereto have executed this Agreement as of the date first set forth above.

[Executive]

LIONBRIDGE TECHNOLOGIES, INC.

By:

Exhibit A

“Change of Control” means the occurrence of any of the following events:

(1) any Person becomes the owner of 25% or more of the Company’s Common
Stock and a majority of the members of the Board of Directors make a determination that a change of control has occurred; or

(2) individuals who, as of the Effective Date, constitute the Board of
Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be deemed to be a
Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of
Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the
“Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) approval by the shareholders of the Company of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company’s Common Stock; or

(4) liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.

In addition, for purposes of this definition the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire
(whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common
Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

A Person will be deemed to be the “owner” of any Common Stock of which such
Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Person” has the meaning used in Section 13(d) of the Exchange Act, except that “Person” does not include (i) the Executive, an Executive Related Party, or any group of which the Executive or Executive Related Party is a member, or
(ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

An “Executive Related Party” means any affiliate or associate of the Executive other than the Company or a subsidiary of the Company. The terms “affiliate”
and “associate” have the meanings given in Rule 12b-2 under the Exchange Act;
the term “registrant” in the definition of “associate” means, in this case, the Company.